Exhibit (d)(11)

CONFIDENTIAL

May 23, 2014

Fusion-io, Inc.

2825 East Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84101
Attn: Shane Robison, CEO

Dear Mr. Robison:

Fusion-io, Inc. (the “Company”) and SanDisk Corporation (“Buyer”) are currently in negotiations related to a possible transaction between the Company and the Buyer, involving the acquisition of 100% of the issued and outstanding fully-diluted shares of common stock of the Company (the “Potential Transaction”). In recognition of the time and effort that the Buyer may expend and the expenses that the Buyer may incur in pursuing these negotiations and in investigating the Company’s business, each of the Company and the Buyer, intending to be legally bound, agrees as set forth below in this letter (this “Exclusivity Letter”).

1.                                      The Company acknowledges and agrees that, from the date hereof, until the expiration of the No-Shop Period (as defined in Section 11 below), the Company shall not, and shall not permit any of its Representatives (as defined in Section 11 below) to, directly or indirectly:

(a)                                 knowingly encourage, knowingly solicit or knowingly facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any person or entity (other than the Buyer, its affiliates or their respective Representatives) relating to a possible Acquisition (as defined in Section 11 below), participate in any discussions or negotiations or enter into any agreement or understanding with, provide any non-public information to, or afford access to the properties, books or records (including without limitation as contained in any electronic data room) of the Company or any of its direct or indirect subsidiaries to, any person or entity (other than the Buyer, its affiliates or their respective Representatives), in each case relating to, in connection with or in consideration of, a possible Acquisition; or

(b)                                 accept any proposal or offer from any person or entity (other than the Buyer, its affiliates or their respective Representatives) relating to a possible Acquisition.

Immediately upon execution of this Exclusivity Letter until the expiration of the No-Shop Period, the Company shall not, and shall not permit any of its Representatives to, continue any ongoing discussions or negotiations with any person or entity (other than the Buyer, its affiliates or their respective Representatives) relating to a possible Acquisition and shall promptly provide Buyer with an oral and written notice of the receipt of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition after the date hereof. For purposes of clarity, the Company shall not be required by this Agreement to inform the Buyer of the identity of the third party from whom the Company receives any such expression of interest, inquiry, proposal or offer or any of the terms, conditions or details thereof. Until the expiration of the No-Shop Period, the Company shall not release any third party from, or waive any provision of, any confidentiality, non-solicitation or standstill agreement which the Company has entered into in connection with a possible Acquisition.

2.                                      The Company has requested, and the Buyer hereby agrees, that from the date hereof until the expiration of the No-Shop Period, Buyer shall not, and shall not permit any of its Representatives to directly or indirectly:

(a)                                 initiate or submit any expression of interest, inquiry, proposal or offer to, or knowingly encourage, knowingly solicit or knowingly facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer by, any person or entity relating to a possible Subject Business Acquisition (as defined in Section 11 below), or participate in any discussions or negotiations or enter into any agreement or understanding with, any person or entity, in each case relating to, in connection with or in consideration of, a possible Subject Business Acquisition; or

(b)                                 make or accept any proposal or offer to or from any person or entity relating to a possible Subject Business Acquisition.

Immediately upon execution of this Exclusivity Letter until the expiration of the No-Shop Period, the Buyer shall not, and shall not permit any of its Representatives to, continue any ongoing discussions or negotiations with any person or entity relating to a possible Subject Business Acquisition.

3.                                      Each of the parties acknowledges and agrees that neither this Exclusivity Letter nor any action taken in connection with this Exclusivity Letter, other than the entry of the parties into written definitive transaction documentation providing for the Potential Transaction, will give rise to any obligation on the part of the Buyer or the Company to (a) continue any discussions or negotiations with the other party, or (b) pursue or enter into any transaction or relationship of any nature with the other party.

4.                                      The parties acknowledge and agree that none of the Buyer, its subsidiaries or their respective Representatives, on the one hand, or the Company or its Representatives, on the other hand, are authorized to disclose (a) the existence or terms of this Exclusivity Letter, (b) the existence of discussions or negotiations between the Company and the Buyer, or (c) the existence or terms of any proposal regarding the Potential Transaction other than to their respective employees and Representatives who have a need to know of such information in connection with the Potential Transaction. Notwithstanding the foregoing, should the Company or its Representatives receive any expression of interest, inquiry, proposal or offer from any person or entity (other than the Buyer, its affiliates or their respective Representatives) relating to a possible Acquisition during the No-Shop Period, each of the Company and its Representatives shall be permitted to respond to such communication noting solely that the Company is not in a position to discuss an acquisition at such time (without referencing the existence of this Exclusivity Letter or the identity of the Buyer). Nothing contained in this letter agreement shall prohibit the Company or its board of directors from complying with Rules 14a-9, 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, or making any other disclosure required by law, rule or regulation or by order of a court of competent jurisdiction. Each party agrees that information provided in connection with this Exclusivity Letter shall be subject to the Nondisclosure Agreement between the Company and the Buyer, dated as of November 18, 2013.

5.                                      Each of the parties shall be liable and responsible for any breach of this Exclusivity Letter by any of such party’s Representatives. Each of the parties acknowledges and agrees that during the No-Shop Period, in addition to all other remedies available (at law or otherwise) to any of the parties, each of the parties shall be entitled to seek equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this Exclusivity Letter.

6.                                      Each of the parties represents and warrants that the execution and delivery of this Exclusivity Letter and the performance by such party of its obligations contemplated hereunder will not conflict with, or result in any violation of, any material agreement, contract, obligation, promise, commitment, undertaking or understanding (whether oral, written, express or implied) to which such party or any of its direct and indirect subsidiaries is a party or by which such party or any of its direct and indirect subsidiaries or any of their respective assets or properties may be bound or affected.

7.                                      This Exclusivity Letter and the matters set forth herein will be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law rules thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of Santa Clara County in connection with any matter based upon or arising out of this Exclusivity Letter and agrees that process may be served upon them in any manner authorized by the laws of California or Utah for such persons. Each of the parties waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such proceedings in such a court and any claim that any such proceedings brought in such a court have been brought in an inconvenient forum. Each party (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other party hereto have been induced to enter into this Exclusivity Letter by, among other things, the mutual waiver and certifications in this Section 7. EACH THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS EXCLUSIVITY LETTER OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS EXCLUSIVITY LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.

8.                                      In the event of litigation relating to this Exclusivity Letter, the non-prevailing party shall pay the substantially prevailing party’s reasonable legal fees and costs incurred in connection with such litigation, including any appeal therefrom. Except as set forth in the preceding sentence, each party hereto shall bear its respective costs related to the Potential Transaction, including, without limitation, the fees and expenses of its respective attorneys, accountants and financial advisors.

9.                                      This Exclusivity Letter may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

10.                               All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be deemed given upon (a) personal delivery, (b) transmitter’s confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by standard overnight carrier or when mailed in the United States by certified or registered mail, postage prepaid, addressed to the receiving party at the following addresses:

if to the Buyer to:

SanDisk Corporation

951 SanDisk Drive

Milpitas, CA 95035

Attn.: Executive Vice President and Chief Strategy Officer

Facsimile No.: (408) 801-8729

if to the Company, to:

Fusion-io, Inc.

2825 East Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84101

Attn: Shane Robison, CEO

Facsimile No.: (801) 293-3054

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

11.                               For purposes of this Exclusivity Letter:

(a)                                 “Representatives” of an entity shall include the respective officers, directors, controlled affiliates, attorneys, advisors, accountants, investment bankers, agents and representatives of such entity and each of its controlled affiliates.

(b)                                 “Acquisition” shall mean any transaction (excluding the Potential Transaction) involving:

(i)                                     any acquisition, purchase or license, direct or indirect, of 15% or more of the consolidated assets of the Company and its direct and indirect subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its direct or indirect subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its direct and indirect subsidiaries (other than sales in the operation of the Company’s business in the ordinary course consistent with past practice);

(ii)                                  any takeover bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its direct or indirect subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company; or

(iii)                               a merger, amalgamation, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its direct or indirect subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, in each such case in this clause (iii), that would result in a third party beneficially owning (A) 15% or more of any class of equity or voting securities of the Company or any of its direct or indirect subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (B) 15% or more of the consolidated assets of the Company and its subsidiaries (other than sales in the operation of the Company’s business in the ordinary course consistent with past practice).

(c)                                  “No-Shop Period” shall mean the period commencing on the date hereof and ending at the earlier of (i) 11:59 p.m., Pacific Time, on June 13, 2014, provided, however, that such date shall be automatically extended by seven (7) days unless both parties agree in writing to waive such extension, (ii) immediately upon the Buyer advising the Company that it is terminating all negotiations regarding a Potential Transaction, or (iii) immediately upon the Buyer informing the Company that it is reducing the purchase price it proposes to pay in the Potential Transaction.

(d)                                 “Subject Business” shall mean the PCIe SSD business of LSI Corporation, any successor thereto, or Avago Technologies Limited.

(e)                                  “Subject Business Acquisition” shall mean any transaction involving:

(i)                                     any acquisition, purchase or license, direct or indirect, of 15% or more of the consolidated assets of the Subject Business and its direct and indirect subsidiaries or 15% or more of any class of equity or voting securities of the Subject Business or any of its direct or indirect subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Subject Business and its direct and indirect subsidiaries (other than sales in the operation of the Subject Business’s business in the ordinary course consistent with past practice);

(ii)                                  any takeover bid, tender offer or exchange offer that, if consummated, would result in the Buyer or an affiliate of the Buyer beneficially owning 15% or more of any class of equity or voting securities of the Subject Business or any of its direct or indirect subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Subject Business; or

(iii)                               a merger, amalgamation, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Subject Business or any of its direct or indirect subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Subject Business, in each such case in this clause (iii), that would result in the Buyer or an affiliate of the Buyer beneficially owning (A) 15% or more of any class of equity or voting securities of the Subject Business or any of its direct or indirect subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Subject Business or (B) 15% or more of the consolidated assets of the Subject Business and its subsidiaries (other than sales in the operation of the Subject Business’s business in the ordinary course consistent with past practice).

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Please confirm your agreement to the terms set forth in this Exclusivity Letter by executing the duplicate original of this Exclusivity Letter that is enclosed and return the same to the undersigned. The obligations set forth in this Exclusivity Letter shall immediately be binding upon your acceptance of this letter.

Very truly yours,

SANDISK CORPORATION

			By:	/s/ Sumit Sadana
				Name:	Sumit Sadana
				Title:	Executive Vice President and Chief Strategy Officer

ACKNOWLEDGED AND AGREED:

FUSION-IO, INC.

By:	/s/ Shane Robison
	Name:	Shane Robison
	Title:	Chief Executive Officer